Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	RCF VII Sponsor LLC

Address of Joint Filer:	c/o RCF Acquisition Corp.
1400 Sixteenth Street, Suite 200
Denver, Colorado 80202

Relationship of Joint Filer to Issuer:	10% Owner, Director (Director by Deputization).
Mr. McClements serves as Chairman of the board of
directors of the Issuer. RCF VII Sponsor LLC
may be deemed a director by deputization as a
result of the service of Mr. McClements.

Issuer Name and Ticker of Trading Symbol:	RCF Acquisition Corp. [RCFA]

Date of Event Requiring Statement:
(Month/Day/Year):	11/09/2021

Name of Joint Filer:	James McClements

Address of Joint Filer:	c/o RCF Acquisition Corp.
1400 Sixteenth Street, Suite 200
Denver, Colorado 80202

Relationship of Joint Filer to Issuer:	10% Owner, Director

Issuer Name and Ticker of Trading Symbol:	RCF Acquisition Corp. [RCFA]

Date of Event Requiring Statement:
(Month/Day/Year):	11/09/2021